Transnational Financial Network, Inc. Acquires Telava Networks, Inc.

SAN FRANCISCO, CA., August _, 2007 (BUSINESS WIRE)--Transnational Financial Network, Inc. (Pink Sheets: TRFN - News) and Telava Networks, Inc., today announced they have entered into an agreement whereby Transnational Financial Network ("the Company") would acquire Telava and sell the Company's mortgage operations in consideration of the assumption of all outstanding obligations and indemnification of the Company for contingent liabilities. An affiliate of Mr. Joseph Kristul and Mrs. Maria Kristul, Chief Executive Officer and President of Transnational, respectively, is anticipated to purchase those assets for that consideration.

"We believe that our shareholders will have the benefit of new enterprise in a new, expanding industry, an opportunity that would not otherwise be available to our shareholders," said Mr. Joseph Kristul. "Consistent with the challenges in the mortgage industry, Transnational has seen its operations and capital position deteriorate. Given the current difficulties in the mortgage industry and our anticipation that these problems will continue for an indefinite time, this acquisition holds promise for our shareholders that they would not otherwise see in the mortgage industry for some time."

Telava provides next generation fixed and mobile WiMAX broadband solutions to residences, small and medium businesses, public safety and other organizations in various markets through its network. Telava has a nationwide network footprint of over 130 microwave towers, with a serving radius of approximately 12 million people. In addition to the owned tower network, Telava has access to another 23 markets covering a population of 120 million people through the licensed 2.3 GHz spectrum. Moreover, Telava has access through strategic alliance networks, and reciprocal agreements, to over 60 Points of Presence
(POPs) across the United States, and another 600 microwave tower site locations through strategic alliance or reciprocal agreements, covering over 24 million people.

The agreement provides that the Company will issue preferred stock which may be converted into 90% of the Company's Common Stock upon amendment of the Company's Articles of Incorporation authorizing at least a sufficient number of shares to permit the conversion. The agreement assumes that all shares reserved for issuance by the Company are converted to Common Stock, including the issuance of stock on a one for one basis for existing outstanding options granted pursuant to the Company's stock option plan in exchange relinquishing all rights to those options. These options include options granted to officers and directors of the Company but exclude certain options and warrants. The grant is deemed compensation to the officers and directors to the Company for effecting the acquisition. The agreement requires the resignation of all existing officers and directors and the appointment of new directors.

"Telava is pleased with this opportunity with Transnational," said Mr. Baldwin Yung, CEO of Telava. "With its strong, broad shareholder base, this acquisition provides Telava access to the capital markets and accelerates our growth prospects significantly".

About Transnational Financial Network, Inc.

Transnational Financial Network, Inc. is a wholesale and retail mortgage banker that originates funds and sells mortgage loans secured by one to four family residential properties. Through its strong sales and broker service programs, the Company has built a foundation for growth and expansion, principally in the markets of California, Texas, and Arizona.

This News Release may contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations
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reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.

About Telava Networks, Inc.

Built on a carrier-class network infrastructure, Telava Networks, Inc. is an Integrated Communications Provider (ICP) of wireless broadband connectivity for next-generation fixed and mobile innovative applications. Headquartered in San Francisco, Telava has launched wireless high-speed Internet service in both metro and rural markets. The Company owns a wireless broadband network covering more than 45 cities and towns in 22 states.


Contact:
Transnational Financial Network, Inc.

Mr. Joseph Kristul, 415-242-7800



Telava Networks, Inc.

Mr. Baldwin Yung, 415-321-3490